                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 2)*


                         Midwest Express Holdings, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    597911106
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

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
CUSIP NO. 597911106                               13G                                        PAGE  2   OF  7  PAGES
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


        Granahan Investment Management, Inc.  04-2856200
-------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a)  / /

                                                                                                      (b)  / /
-------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION


        Massachusetts
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES                       5   SOLE VOTING POWER

                                           0
                                       -----------------------------------------------------------------------------
BENEFICIALLY                           6   SHARED VOTING POWER
                                           0
                                       -----------------------------------------------------------------------------
OWNED BY

EACH                                   7   SOLE DISPOSITIVE POWER
                                           119,650
                                       -----------------------------------------------------------------------------
REPORTING

PERSON WITH                            8   SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,650
--------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                                           / /
--------------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.1%
--------------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 6 pages
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Item 1(a).      NAME OF ISSUER:

                Midwest Express Holdings, Inc.


Item 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                6744 S. Howell Ave. Blvd.
                Oak Creek, WI  53154


Item 2(a).      NAME OF PERSON FILING:

                Granahan Investment Management, Inc.


Item 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                275 Wyman Street, Suite 270
                Waltham, MA 02154

Item 2(c).      CITIZENSHIP:

                Massachusetts

Item 2(d).      TITLE OF CLASS OF SECURITIES:

                Common Stock

Item 2(e).      CUSIP NUMBER:

                597911106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)    [ ]  Broker or dealer registered under Section 15 of the
                     Exchange Act.

         (b)    [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)    [ ]  Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

                                Page 3 of 7 pages

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         (d)    [ ]  Investment company registered under Section 8 of the
                     Investment Company Act.

         (e)    [X]  An investment adviser in accordance with Rule 13d-1(b)(1)
                     (ii)(E).

         (f)    [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)    [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)    [ ]  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.

         (i)    [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)    [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.         OWNERSHIP


         (a)    Amount beneficially owned: 119,650

         (b)    Percent of class: 0.1%

         (c)    Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote:     0

                (ii)   shared power to vote or to direct the vote:   0

                (iii)  sole power to dispose or to direct the disposition of:
                       119,650

                (iv)   shared power to dispose or to direct the disposition of:
                       0

Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                                Page 4 of 7 pages
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Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                Certain other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the class of securities which are subject to this report.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                Not Applicable.


Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                Not Applicable.


Item 9.         NOTICE OF DISSOLUTION OF GROUP


                Not Applicable.


Item 10.        CERTIFICATION


                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 5 of 7 pages

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               GRANAHAN INVESTMENT MANAGEMENT, INC.



Date: February 1, 1999                         By: /s/ John J. Granahan
                                                   ----------------------



                                               JOHN J. GRANAHAN, PRESIDENT
                                               Name/Title















                                Page 6 of 7 pages